EXHIBIT 10.4
AGREEMENT
     THIS AGREEMENT is made by and between Professional Veterinary Products, Ltd. (“Company”), and Reico, Inc. (“Contractor”).
     WHEREAS, Company is in the business of distributing animal health products;
     WHEREAS, Contractor has extensive knowledge of the animal health industry and the distribution of animal health products;
     WHEREAS, Company desires to engage Contractor to provide services related to the animal health industry; and
     WHEREAS, as a condition to the engagement of Contractor by the Company, Company is requiring that Contractor enter into this Agreement.
     NOW, THEREFORE, the parties agree as follows:
     1. Term and Scope of Agreement. This Agreement shall be in effect for two (2) years beginning February 1, 2009 and ending January 31, 2011. This Agreement shall be reviewed by the Contractor and the Chief Executive Officer of the Company on or about January 31, 2010, and any agreed-upon modifications to Agreement shall be made at that time. In addition, this Agreement may be terminated by either party at any time upon thirty (30) days written notice to the other party for cause. This Agreement is limited to those services of a type described below which are specifically requested by Company, and no rights, obligations or relationships shall be implied which are not expressly set forth herein.
     2. Contractor’s Services. During the term of this Agreement, Contractor shall render the following services:
     a. serve as consultant to Board of Directors, providing resources as requested to help and advise the Board; and
     b. serve as consultant to Chief Executive Officer. In this role, upon request, he will represent Company at meetings and events and act as liaison to the veterinary profession; he will present PVPL’s history at shareholder and training events and act as a resource for employees.
Contractor shall be provided access to Company’s computer system and an office which will also be available to other employees when Contractor is not present. Contractor will be provided secretarial assistance as needed for business purposes. Contractor will work up to, but not more than an average of one day (8 hours) per week.

     Company shall reimburse Contractor all reasonable expenses incurred by Contractor in performing his duties. Any expenses in excess of $500 must be approved by the Chief Executive Officer of the Company in advance. Except as provided above, Contractor shall provide at Contractor’s own expense, all other things necessary for Contractor to properly perform this Agreement. Company may specify or may agree with Contractor regarding the quality, nature, and time of the services to be rendered by Contractor, but shall not have control over the specific manner or means by which Contractor shall perform, which shall be left to Contractor’s professional judgment.
     3. Contract Fees. For services rendered under this Agreement, Company shall pay Contractor as follows:
Amount of Fees: Contractor shall be paid a yearly amount of $84,000. If this Consulting Agreement is extended beyond January 31, 2011, the contract fees shall be re-negotiated at that time.
Payment Schedule: The $84,000 shall be paid in 12 monthly installments.
     The foregoing shall constitute the only compensation from Company to Contractor.
     4. Insurance. During the term of this Agreement, Contractor shall maintain in full force and effect, in a form and amount satisfactory to Company, the following insurance:
     a. Vehicle liability insurance covering any travel by Contractor when rendering services under this Agreement; and
     b. Commercial general and/or professional liability insurance, or umbrella coverage, covering all acts and services of Contractor and its employees and agents under this Agreement, unless waived by Company.
     Contractor shall upon execution of this Agreement, at the time of renewal of the term of this Agreement, and at other times upon request, provide Company with insurance certificates reflecting the coverage described above.
     5. Independent Contractor. It is the intention of the parties that Contractor is an independent contractor and not an employee, agent, joint venturer or partner of Company. Nothing in this Agreement shall be construed as creating the relationship of employer and employee between Company and Contractor or between Company and any employee or agent of Contractor. This Agreement is not exclusive; Contractor shall retain the right to perform services for others during the term of this Agreement provided any such additional work shall not directly or indirectly be with or for a competitor of Company or any of its subsidiaries, and Company shall retain the right to obtain the same or similar services from others. Contractor may at its own risk employ other individuals to assist Contractor to perform this Agreement, and Company may not direct or control such assistants. Company shall not be obligated to pay employment taxes on or make withholdings in connection with compensation paid to Contractor or paid by Contractor to Contractor’s employees or assistants, but shall report all fees paid to Contractor to the IRS as required by law. Contractor is responsible for paying any and all taxes related to the compensation paid hereunder or paid from Contractor to its employees or assistants, and shall indemnify Company against any taxes, liabilities, penalties, or costs incurred by Company should Contractor fail to do so. Company will not reimburse Contractor for any form of insurance benefits, pension benefits, vacation or holiday benefits or any other benefits or expenses whatsoever.
     6. Proprietary Rights.
     a. During the term of this Agreement, Contractor will have access to certain confidential and propriety information of Company (“Confidential Information”). Confidential Information shall include all of Company’s trade secrets (as defined under the applicable trade secrets law), and all information relating to Company’s operations, services, products, programs, publications, research, development, patients, finances, marketing plans and strategy, pricing strategy, and shall include source code, design specifications, drawings and data flow analyses for all products, deliverables, and other materials developed or prepared for Company pursuant to this Agreement, if any.
     b. During and after the term of this Agreement, Contractor shall not disclose any Confidential Information to any person, or permit any person to use, examine or reproduce Confidential Information, without Company’s express written consent, unless such Confidential Information has become public knowledge through means other than breach of this Agreement.
     c. All materials, inventions, work papers, documents, reports, procedures, methods, concepts, and other work product of any kind generated, developed, conceived, or worked on by Contractor under this Agreement, including but not limited to any computer software, programs, or other product in electronic form, are works made for hire for Company, are the property of Company, and all right, title and interest therein, including exclusive rights to use, market, copy, sell, lease, patent and copyright, shall vest exclusively in Company. Contractor shall mark all copies of such materials with Company’s copyright or other proprietary notice as directed by Company. Contractor agrees to fully cooperate with Company, at Company’s expense, during and after the term of this Agreement, in perfecting Company’s right and title to such works and executing any documents or assignments or registrations of copyright requested by Company. All information, documents, data and materials furnished to Contractor by Company are and shall remain the property of Company.
     7. Notices. Any notice required by any provision of this Agreement shall be deemed to have been sufficiently given when delivered in person or by courier or delivery service, or when deposited in any form of United States mail, all postage or other charges prepaid, at the addresses set forth at the beginning of this Agreement.
     8. Miscellaneous. This Agreement may not be assigned, supplemented, amended, modified or otherwise altered except by written instrument executed by both of the parties hereto, and no course of dealing or trade usage between the parties shall be effective to supplement, amend, modify or alter this Agreement. The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall not be construed to be a waiver of such provisions, and shall not affect either the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement. This Agreement shall be construed in accordance with the laws of the State of Nebraska. The foregoing constitutes the entire agreement of the parties as to the subject matter hereof.

PROFESSIONAL VETERINARY PRODUCTS, LTD.		REICO, INC.

By:	/s/ Steve Price	By:	/s/ Dr. Lionel Reilly Dr. Lionel Reilly

Title:

Date:	01/30/09	Date:	Jan 30, 2009